Exhibit 99.1

For Immediate Release	Symbol: POT
October 28, 2010
Listed: TSX, NYSE
PotashCorp Reports Second-Highest Third-Quarter Earnings; Fertilizer Market Passes Inflection Point
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported third-quarter earnings of $1.32 per share1 ($402.7 million) — the second-highest third-quarter total in company history — as rapidly rising prices for crop commodities fueled strong demand for potash, phosphate and nitrogen products. This result far exceeded the $0.82 per share ($247.9 million) earned in the same period last year and raised earnings for the first nine months of 2010 to $4.34 per share ($1.3 billion), surpassing all previous full-year totals with the exception of the record 2008.
Buoyed by strengthening market conditions, we generated $563.3 million of gross margin in the third quarter, which brought our nine-month total to $1.9 billion. Although significantly higher spot-market potash pricing announced late in the quarter is not yet reflected in our results, our potash segment delivered nearly two-thirds of quarterly gross margin, and its year-to-date total exceeded the contribution generated by all three nutrients for the entire year of 2009. Third-quarter earnings before interest, taxes, depreciation and amortization (EBITDA)2 of $635.6 million ($2.2 billion year-to-date) and cash flow prior to working capital changes2 of $399.6 million ($1.6 billion year-to-date) were both higher than in the same periods in 2009.
Improving global fertilizer markets led to increased contributions from our strategic offshore potash-related investments. Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Israel Chemicals Ltd. (ICL) in Israel delivered $75.6 million to other income in third-quarter 2010 and $260.6 million through the first nine months. The market value of these investments, plus our position in Sinofert Holdings Limited (Sinofert) in China, was $8.9 billion as of market close on October 27, 2010 — more than $2.2 billion higher than at the beginning of the third quarter — and equated to approximately $29 per PotashCorp share.
“The process of replenishing nutrients accelerated quickly and tangibly in the third quarter,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Rapidly rising prices for a number of key crop commodities pushed our industry past the inflection point, as demonstrated by stronger demand and the beginning of pricing momentum for all nutrients, including potash later in the quarter. Given the ongoing need to improve global food productivity and the significant void that must be filled after two years of reduced fertilizer movement and applications, we believe this quarter represented a meaningful step in our long history of value creation for our shareholders.”
Market Conditions
The continuing challenge of meeting increases in food demand became more pronounced through the third quarter. Added strain from crop production issues in key producing regions — exacerbated by recent under-application of nutrients — reduced global grain inventories and drove crop prices higher. The positive impact of this on grower economics has historically been a powerful driver for the fertilizer sector, and that was the case again in this quarter. Improving agricultural fundamentals established a firm foundation for continuing growth in demand for nutrients and ongoing pricing momentum.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Further aided by an early harvest and extended fall application window, customers in North America moved quickly to secure potash following the announcement of summer-fill pricing programs in late July. On near-record demand, North American producers shipped 2.3 million tonnes to the domestic market, more than triple the shipments in the third quarter of 2009 and 42 percent above the previous five-year average. Year-to-date shipments reached 7.0 million tonnes, reflecting a return to normal demand in this mature agriculture market. North American producer offshore potash shipments totaled 2.3 million tonnes in third-quarter 2010, 85 percent higher than in the same quarter last year. As expected, Latin American buyers bought aggressively in preparation for their key planting season, while all other major offshore markets continued large purchases through the quarter.
The acceleration of demand combined with diminished distributor inventory levels and typical maintenance-related shutdowns pushed global potash producer inventories lower. Inventories of North American producers declined by 41 percent during the quarter and were 17 percent below the previous five-year average at its end. Tightening supplies caused shipping delays and shortfalls and, by the end of the quarter, some suppliers — including Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers — had largely allocated all available product through the end of the year. In the face of tightening fundamentals, pricing momentum escalated meaningfully by September and resulted in shipments being booked at higher prices in spot markets.
Phosphate and nitrogen markets also benefited from improved conditions. Robust North American fall demand for solid phosphate fertilizers left US producers with limited product for offshore markets, which resulted in significantly higher domestic shipments and relatively flat offshore movement compared to the same period last year. Inventories continued to decline and reached record lows in the third quarter, supporting an improved phosphate pricing environment.
In nitrogen, strong agricultural demand pushed third-quarter urea shipments from US producers 41 percent higher on a quarter-over-quarter basis. Stronger prices — due to robust demand, tight producer inventories and higher gas prices in key exporting regions — coupled with softer US gas prices toward the end of the quarter, improved domestic producer margins.
Potash
The significantly improved demand environment pushed third-quarter 2010 potash gross margin to $363.5 million on sales volumes of 1.9 million tonnes. This raised our year-to-date potash gross margin to $1.3 billion and our sales volumes to 6.3 million tonnes — both totals far above those of the same periods last year.
Despite reduced product availability, our third-quarter North American sales volumes of 0.7 million tonnes were nearly triple those of the third quarter of 2009. This raised our nine-month sales volumes to this key market to 2.6 million tonnes, more than quadruple the same period last year. Record quarterly shipments by Canpotex to Latin America (38 percent of total Canpotex sales), along with strong sales to India (16 percent), China (10 percent) and other Asian countries (28 percent), raised PotashCorp’s offshore sales volumes to 1.2 million tonnes for the quarter — 59 percent higher than in the same period in 2009 — and 3.7 million tonnes for the first nine months of the year.
Our average third-quarter realized price of $306 per tonne was lower than in the same period last year, reflecting the recalibration of prices late in 2009 due to the global economic downturn. Pricing trends improved significantly with September and October announcements of higher spot-market prices, although third-quarter realized prices did not yet reflect the shipment of tonnes booked at these higher levels.

Regular maintenance-related downtime, in addition to 17 weeks of capital-related work at our Allan SK and Cory SK mines, limited third-quarter production to 1.3 million tonnes. While this was more than double third-quarter 2009 production, strong demand pressured our supply, especially for granular potash.
Third-quarter per-tonne cost of goods sold declined compared to the same quarter last year, due primarily to the allocation of fixed costs over higher production tonnage and lower potash royalties included in the cost of goods sold as a result of lower potash prices. This was partially offset by an unfavorable impact from the translation of Canadian-dollar production costs to a weaker functional US dollar.
Phosphate
Strong contributions from all our phosphate products led to third-quarter 2010 gross margin of $99.5 million, more than double the same period last year. Solid and liquid fertilizer products reflected improvements in agricultural fundamentals and contributed $28.6 million and $26.1 million in gross margin, respectively. Industrial and feed products, which have historically been more stable contributors, generated $22.0 million and $18.6 million of quarterly gross margin, respectively. Total phosphate gross margin for the first nine months of 2010 reached $227.6 million, more than triple the $69.0 million earned in the same period last year.
Our third-quarter phosphate sales volumes rose to 1.1 million tonnes, up 23 percent from third-quarter 2009, due primarily to increased North American fertilizer demand. This raised our year-to-date total to 2.7 million tonnes, up from 2.2 million tonnes sold in the first nine months of 2009.
Average realized phosphate prices for third-quarter 2010 rose to $446 per tonne, up 25 percent from the same quarter last year. Prices for solid and liquid fertilizers rose 63 percent and 41 percent, respectively, from last year’s third quarter. Realized prices for feed products increased 10 percent compared to the same period in 2009, while industrial prices were 9 percent lower, as they are primarily based on contracts that lag current market conditions.
While higher production levels had a favorable impact on our per-tonne fixed costs, increases in prices for ammonia and sulfur inputs resulted in higher cost of goods sold on a quarter-over-quarter basis.
Nitrogen
Higher realized prices across all our nitrogen product categories helped generate $100.3 million in gross margin during third-quarter 2010 — nearly double the same period last year — and raised our first nine months total to $357.9 million. For the quarter, our Trinidad operation, which benefits from longer-term, lower-cost natural gas contracts, generated $68.7 million in gross margin while our US operations contributed $31.6 million.
Third-quarter nitrogen sales volumes of 1.3 million tonnes reflected a slight decline on a quarter-over-quarter basis as they were impacted by limited product availability, especially for urea, as we worked through a scheduled 52-day maintenance shutdown at our Lima OH plant. Sales for the first nine months of the year totaled 3.9 million tonnes, slightly ahead of the previous-year level.
Favorable agricultural fundamentals and improving industrial demand pushed average realized prices for all nitrogen products in third-quarter 2010 to $271 per tonne, 33 percent above the same quarter last year. Ammonia accounted for the largest increase, reflecting the sharp rise in the Tampa benchmark price. Urea prices rose 10 percent and prices for the remaining products collectively increased 33 percent.

Our third-quarter total average cost for natural gas used in production, including our hedge, was $5.03 per MMBtu, an increase of 36 percent compared to the same period last year. With our Trinidad gas costs primarily indexed to the Tampa ammonia price, the increase in this benchmark raised our costs for this key input, while improved demand for natural gas since the third quarter of 2009 has driven prices higher for our US production facilities.
Financial
Improved earnings raised our income tax expense for the third quarter to $120.0 million, 54 percent higher than third-quarter 2009.
Selling and administrative costs totaled $75.2 million compared to $35.9 million for the third quarter last year, largely a result of increased incentive accruals driven primarily by a higher share price.
During the quarter, we invested $504.6 million for capital expenditures on property, plant and equipment, the majority of which was related to our potash expansions in preparation for expected future demand growth. The first stage of a two-part expansion at our Cory SK facility neared completion by the end of the quarter, marking another milestone in our potash expansion program.
Outlook
As the long-term food requirements of a growing population continue to intensify, fresh momentum is igniting the agricultural sector. Although 2010 global crop production is expected to reach the third-highest level on record, grain stocks are declining, which reinforces the escalating importance of potash, phosphate and nitrogen fertilizers to improve production.
While US corn prices are commonly used as a barometer of nutrient demand, the wave of interest in fertilizers is much larger than a single crop or a single growing region. It is supported by widespread demand for an array of global agricultural food products, most of which compete for limited arable land and are currently selling at prices well above historical levels. Since the end of the second quarter of 2010, prices for a basket of diverse crops — corn, sugar, wheat, rice, palm oil, soybean and cotton — have increased nearly 30 percent, demonstrating the widespread improvement in agricultural economics.
In our view, rising agricultural markets are not simply the result of short-term production challenges. The pressures of feeding a growing population, coupled with expanding economies and a desire for protein-rich diets, have been increasing for many decades and cannot be alleviated overnight. This long-term demand story is fueled by the inescapable fact that food production must increase on a sustainable basis. This requires crop prices that encourage farmers to commit to improving productivity over the long term, which includes making necessary investments in proper fertilization.
We believe the fertilizer industry has passed an important inflection point and is returning to a period of powerful growth. We see parallels to the demand-driven environment that led our company to five consecutive years of record performance prior to 2009. The difference today is the added challenge of replenishing the fertilizer pipeline — from farmers’ soils to the distributor supply chain — which will be essential to meeting global food demand. We believe all involved have only begun to undertake this essential challenge.
We see an exciting outlook for both the short- and long-term prospects for our company. A strong and growing agricultural economy benefits all three nutrients, as all are essential to improving yields and increasing food quality. As the third-largest global producer of both phosphate and nitrogen, we anticipate significant opportunities at a time of buoyant demand and high industry operating rates, enabling each of these nutrients to make a significant contribution to our earnings as we move forward.

Nonetheless, we believe our greatest opportunity is in potash. For decades, this important nutrient was under-applied in a number of key developing markets, but today these regions have growing economies, increasing demand for higher-quality food and greater ability to make the necessary investment in potash. Global potash production capabilities, however, are limited and bringing a greenfield mine into production is a seven- to 10-year proposition. As the world’s largest producer, with more than 50 percent of global brownfield expansion capacity under development, we believe we have a unique opportunity in the coming years to capture a significant share of new growth in demand for potash.
Our long-term approach to business reflects our belief that time is one of our most powerful allies. We have been patient stewards of our resources in all conditions, striving to maximize value for our stakeholders. Now, with the fertilizer industry — and potash, in particular — poised for what we believe will be an extended period of higher demand and operating rates, we have unique five-way potash leverage to improve our performance: 1) the potential to capture higher prices as demand improves; 2) the ability to sell more volumes; 3) the ability to lower our per-tonne costs for production; 4) the potential to reduce per-tonne profit tax on higher sales volumes; and 5) the benefit we gain from greater value and earnings contributions from our offshore potash-related investments. While this is a long-term growth opportunity, we expect the powerful fundamentals and market trends in place will also generate stronger immediate returns.
In North America, we anticipate robust potash demand through the fourth quarter as growers take advantage of a wider window for fall applications as a result of the early harvest. Although some customers are trying to rebuild inventories for the first time since 2008, limited product availability has meant that most shipments are heading straight to farmers’ fields. As a result, distributor inventories remain low and we expect strong shipments for 2011. We believe the price increase announced in September ($50 per short ton) will begin to be reflected later in fourth-quarter shipments, while the October announcement (an additional $75 per short ton) will be realized after bookings at the previous price are shipped, likely in first-quarter 2011.
In offshore markets, China is beginning to demonstrate its commitment to redressing the under-application of potash and to securing its supply for the future. A three-year agreement between Canpotex and Sinofert signed in October outlines Sinofert’s minimum potash volume requirements for 2011-2013 (3.15 million tonnes), with pricing negotiated on a semi-annual basis. Negotiations are under way for pricing and volumes for the first half of 2011. In India, potash imports are expected to reach record levels in 2010 and remain strong in 2011 as this country works to improve food production capabilities and limit food price inflation. We expect robust demand from other Asian countries to continue, buoyed by highly supportive crop economics across all key crops grown in this region. Even as Latin America exits its high-demand season, shipments are expected to remain above historical fourth-quarter levels and be strong into 2011 as a result of low inventories, supportive grower economics and robust demand for applications on Brazil’s safrinha crop — the March corn planting that continues to grow in importance. Price increases announced by Canpotex in late September (on average, $50 per tonne in both Southeast Asia and Brazil) are expected to be fully realized with January shipments. We believe the potential exists for additional price increases, resulting from strong demand continuing to pressure supply and the need to transition toward prices supportive of new capacity development.
In this environment, we estimate our 2010 potash segment gross margin will be between $1.65 billion and $1.75 billion on total shipments in the range of 8.3-8.5 million tonnes.

Tight product inventory, strong demand and firm pricing are expected to result in a positive phosphate market through the North American spring season. In nitrogen, these same conditions, along with favorable US natural gas costs relative to key exporting regions, should continue to support a positive demand and pricing environment. We now forecast 2010 phosphate and nitrogen gross margin between $750 million and $850 million.
We expect 2010 net income to be in the range of $5.75-$6.00 per share.
In this tightening environment, we anticipate that restocking of the distribution chain will begin in 2011 and, accordingly, have raised our global potash demand forecast to between 55 million tonnes and 60 million tonnes in the next calendar year. Given our expectation that current conditions represent the front end of an escalation in demand and pricing for our products, we are providing 2011 earnings guidance in the range of $8.00-$8.75 per share.
Conclusion
“Our strategies are designed to maximize earnings in the strong market conditions we see unfolding today,” said Doyle. “As we have demonstrated in the past, we have an unmatched ability to move quickly to capture value when demand and prices are on the upswing. Looking ahead, we believe market conditions will provide an extended opportunity to show the full strength of our operations in all three nutrients — particularly potash — and to deliver substantially greater value to our shareholders. This is our time to demonstrate how our patient, long-term approach delivers returns for all stakeholders.”
Notes
1.  All references to per-share amounts pertain to diluted net income per share.
2.  See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (306) 933-8520	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Web Site: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects, evaluations and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward looking statements, including, but not limited to: future actions taken by BHP Billiton, PotashCorp or shareholders of PotashCorp in connection with, or in response to, BHP Billiton’s unsolicited offer to purchase PotashCorp’s outstanding common shares; fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Important Information
This release is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, which contain important information.
Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.

PotashCorp will host a Conference Call on Thursday, October 28, 2010 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
– From Canada and the US: 1-877-881-1303
– From Elsewhere: 1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
– Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	September 30,	December 31,
	2010	2009(1)

Assets
Current assets
Cash and cash equivalents	$359.8	$385.4
Receivables (Note 2)	975.1	1,137.9
Inventories	507.8	623.5
Prepaid expenses and other current assets	132.3	124.9

	1,975.0	2,271.7

Property, plant and equipment	7,579.7	6,413.3
Investments	4,459.5	3,760.3
Other assets	402.3	359.9
Intangible assets	18.5	20.0
Goodwill	97.0	97.0

	$14,532.0	$12,922.2

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$993.4	$728.8
Payables and accrued charges	1,114.7	796.8
Current portion of derivative instrument liabilities	92.1	51.8

	2,200.2	1,577.4

Long-term debt (Note 3)	2,721.6	3,319.3
Derivative instrument liabilities	223.6	123.2
Future income tax liability	967.7	962.4
Accrued pension and other post-retirement benefits	295.0	280.8
Accrued environmental costs and asset retirement obligations	267.8	215.1
Other non-current liabilities and deferred credits	5.6	4.2

	6,681.5	6,482.4

Shareholders’ Equity
Share capital	1,481.6	1,430.3
Unlimited authorization of common shares without par value; issued and outstanding 297,559,913 and 295,975,550 at September 30, 2010 and December 31, 2009, respectively
Contributed surplus	160.1	149.5
Accumulated other comprehensive income	1,762.9	1,648.8
Retained earnings	4,445.9	3,211.2

	7,850.5	6,439.8

	$14,532.0	$12,922.2

(1)	Corrected as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009(1)	2010	2009(1)

Sales (Note 4)	$1,575.0	$1,099.1	$4,726.4	$2,877.6
Less: Freight	81.1	53.7	250.4	130.2
Transportation and distribution	37.9	36.3	122.8	101.0
Cost of goods sold	892.7	664.4	2,491.2	1,904.5

Gross Margin	563.3	344.7	1,862.0	741.9

Selling and administrative	75.2	35.9	169.7	132.7
Provincial mining and other taxes	16.2	2.1	55.9	17.0
Foreign exchange (gain) loss	(1.7)	(9.0)	7.2	(1.3)
Other income (Note 5)	(65.6)	(41.2)	(241.1)	(264.6)

	24.1	(12.2)	(8.3)	(116.2)

Operating Income	539.2	356.9	1,870.3	858.1
Interest Expense (Note 6)	16.5	31.1	69.7	80.8

Income Before Income Taxes	522.7	325.8	1,800.6	777.3
Income Taxes (Note 7)	120.0	77.9	476.7	35.8

Net Income	$402.7	$247.9	1,323.9	741.5

Retained Earnings, Beginning of Period			3,211.2	2,348.5
Dividends			(89.2)	(88.7)

Retained Earnings, End of Period			$4,445.9	$3,001.3

Net Income Per Share (Note 8)
Basic	$1.36	$0.84	$4.47	$2.51
Diluted	$1.32	$0.82	$4.34	$2.44

Dividends Per Share	$0.10	$0.10	$0.30	$0.30

(1)	Corrected as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009(1)	2010	2009(1)

Operating Activities
Net income	$402.7	$247.9	$1,323.9	$741.5

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	96.4	83.4	297.4	227.5
Stock-based compensation	3.0	3.6	21.6	26.2
Loss (gain) on disposal of property, plant and equipment and long-term investments	0.2	7.0	3.5	(106.9)
Foreign exchange on future income tax and miscellaneous items	(0.4)	1.1	1.7	(1.0)
(Recovery of) provision for future income tax	(10.8)	140.3	50.0	64.0
Undistributed earnings of equity investees	(51.0)	(32.5)	(78.5)	(1.3)
Derivative instruments	(9.3)	(28.2)	4.2	(70.0)
Other long-term liabilities	(31.2)	(62.8)	6.0	(32.6)

Subtotal of adjustments	(3.1)	111.9	305.9	105.9

Changes in non-cash operating working capital
Receivables	(174.8)	(139.0)	174.6	52.9
Inventories	146.8	9.4	117.1	70.5
Prepaid expenses and other current assets	(12.8)	44.4	(44.7)	(9.2)
Payables and accrued charges	145.0	46.2	322.3	(605.8)

Subtotal of changes in non-cash operating working capital	104.2	(39.0)	569.3	(491.6)

Cash provided by operating activities	503.8	320.8	2,199.1	355.8

Investing Activities
Additions to property, plant and equipment	(504.6)	(424.5)	(1,394.1)	(1,190.2)
Purchase of long-term investments	—	—	(422.3)	—
Proceeds from disposal of property, plant and equipment and long‑term investments	0.2	0.1	0.5	148.4
Other assets and intangible assets	(2.2)	(25.6)	(27.7)	(36.1)

Cash used in investing activities	(506.6)	(450.0)	(1,843.6)	(1,077.9)

Cash before financing activities	(2.8)	(129.2)	355.5	(722.1)

Financing Activities
Proceeds from long-term debt obligations	—	1,478.7	400.0	4,033.7
Repayment of and finance costs on long-term debt obligations	—	(1,062.2)	(400.4)	(3,291.4)
Proceeds from (repayment of) short-term debt obligations	0.4	(246.2)	(332.0)	165.3
Dividends	(29.8)	(29.2)	(89.0)	(87.9)
Issuance of common shares	25.3	8.0	40.3	16.8

Cash (used in) provided by financing activities	(4.1)	149.1	(381.1)	836.5

(Decrease) Increase in Cash and Cash Equivalents	(6.9)	19.9	(25.6)	114.4
Cash and Cash Equivalents, Beginning of Period	366.7	371.3	385.4	276.8

Cash and Cash Equivalents, End of Period	$359.8	$391.2	$359.8	$391.2

Cash and cash equivalents comprised of:
Cash	$91.1	$98.5	$91.1	$98.5
Short-term investments	268.7	292.7	268.7	292.7

	$359.8	$391.2	$359.8	$391.2

Supplemental cash flow disclosure
Interest paid	$1.2	$10.1	$54.9	$56.1
Income taxes paid (recovered)	$64.3	$3.0	$(76.0)	$739.2

(1)	Corrected as described in Note 9.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Net of related income taxes)	2010	2009(1)	2010	2009(1)

Net Income	$402.7	$247.9	$1,323.9	$741.5

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities (2)	924.1	115.8	202.1	553.4
Net losses on derivatives designated as cash flow hedges (3)	(60.9)	(11.1)	(124.8)	(39.9)
Reclassification to income of net losses on cash flow hedges (4)	12.5	14.5	36.1	39.9
Unrealized foreign exchange gains on translation of self‑sustaining foreign operations	1.5	4.7	0.1	12.0
Share of other comprehensive income of equity investees	3.0	—	0.6	—

Other Comprehensive Income	880.2	123.9	114.1	565.4

Comprehensive Income	$1,282.9	$371.8	$1,438.0	$1,306.9

(1)	Corrected as described in Note 9.

(2)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities. The amounts are net of income taxes of $NIL (2009 — $NIL) for the three months ended September 30, 2010 and $NIL (2009 — $26.5) for the nine months ended September 30, 2010.

(3)	Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $(36.8) (2009 — $(6.8)) for the three months ended September 30, 2010 and $(75.5) (2009 — $(24.3)) for the nine months ended September 30, 2010.

(4)	Net of income taxes of $7.5 (2009 — $8.9) for the three months ended September 30, 2010 and $21.8 (2009 — $24.3) for the nine months ended September 30, 2010.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

	September 30,	December 31,
(Net of related income taxes)	2010	2009(1)

Unrealized gains on available-for-sale securities (2)	$1,952.5	$1,750.4
Net unrealized losses on derivatives designated as cash flow hedges (3)	(200.1)	(111.4)
Unrealized foreign exchange gains on self-sustaining foreign operations (4)	9.9	9.8
Share of other comprehensive income of equity investees (5)	0.6	—

Accumulated other comprehensive income	1,762.9	1,648.8
Retained earnings	4,445.9	3,211.2

Accumulated Other Comprehensive Income and Retained Earnings	$6,208.8	$4,860.0

(1)	Corrected as described in Note 9.

(2)	$2,102.9 before income taxes (2009 — $1,900.8).

(3)	$(320.0) before income taxes (2009 — $(177.6)).

(4)	$9.9 before income taxes (2009 — $9.8).

(5)	$0.6 before income taxes (2009 — $NIL).
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.	Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the 2009 annual consolidated financial statements.
These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2009 annual consolidated financial statements. In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2.	Receivables

	September 30,	December 31,
	2010	2009

Trade accounts — Canpotex Limited	$183.1	$164.3
— Other	502.0	264.4
Less allowance for doubtful accounts	(8.4)	(8.4)

	676.7	420.3
Margin deposits on derivative instruments	224.1	108.9
Income taxes receivable	27.2	287.4
Provincial mining and other taxes receivable	—	234.6
Other non-trade accounts	47.1	86.7

	$975.1	$1,137.9

3.	Long-Term Debt
During the three months ended September 30, 2010, the company did not receive any proceeds nor make any repayments under its long-term credit facilities. During the nine months ended September 30, 2010, the company received proceeds from its long-term credit facilities of $400.0, and made repayments of $400.0 under these facilities.
During the second quarter of 2010, the company classified the $600.0 aggregate principal amount of 7.750 percent senior notes due May 31, 2011 as current.
4.	Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$637.2	$536.0	$401.8	$—	$1,575.0
Freight	40.1	30.6	10.4	—	81.1
Transportation and distribution	15.0	13.5	9.4	—	37.9
Net sales — third party	582.1	491.9	382.0	—
Cost of goods sold	218.6	392.4	281.7	—	892.7
Gross margin	363.5	99.5	100.3	—	563.3
Depreciation and amortization	26.8	46.1	21.1	2.4	96.4
Inter-segment sales	—	—	27.6	—	—

	Three Months Ended September 30, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$423.4	$357.4	$318.3	$—	$1,099.1
Freight	16.8	24.3	12.6	—	53.7
Transportation and distribution	9.2	13.9	13.2	—	36.3
Net sales — third party	397.4	319.2	292.5	—
Cost of goods sold	146.0	276.5	241.9	—	664.4
Gross margin	251.4	42.7	50.6	—	344.7
Depreciation and amortization	13.2	43.1	25.1	2.0	83.4
Inter-segment sales	—	—	23.3	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.	Segment Information (continued)

	Nine Months Ended September 30, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$2,170.4	$1,300.8	$1,255.2	$—	$4,726.4
Freight	142.9	75.2	32.3	—	250.4
Transportation and distribution	59.5	31.3	32.0	—	122.8
Net sales — third party	1,968.0	1,194.3	1,190.9	—
Cost of goods sold	691.5	966.7	833.0	—	2,491.2
Gross margin	1,276.5	227.6	357.9	—	1,862.0
Depreciation and amortization	84.4	136.5	70.1	6.4	297.4
Inter-segment sales	—	—	81.1	—	—

	Nine Months Ended September 30, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$903.3	$1,012.0	$962.3	$—	$2,877.6
Freight	34.1	58.3	37.8	—	130.2
Transportation and distribution	24.4	34.8	41.8	—	101.0
Net sales — third party	844.8	918.9	882.7	—
Cost of goods sold	320.6	849.9	734.0	—	1,904.5
Gross margin	524.2	69.0	148.7	—	741.9
Depreciation and amortization	26.6	120.0	74.3	6.6	227.5
Inter-segment sales	—	—	44.1	—	—
5.	Other Income

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Share of earnings of equity investees	$51.0	$32.5	$121.6	$100.2
Dividend income	24.6	11.4	139.0	51.8
Gain on disposal of auction rate securities	—	—	—	115.3
Other	(10.0)	(2.7)	(19.5)	(2.7)

	$65.6	$41.2	$241.1	$264.6

6.	Interest Expense

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Interest expense on
Short-term debt	$1.9	$3.6	$5.8	$17.3
Long-term debt	52.8	46.0	158.4	119.8
Interest capitalized to property, plant and equipment	(37.0)	(16.8)	(88.0)	(46.8)
Interest income	(1.2)	(1.7)	(6.5)	(9.5)

	$16.5	$31.1	$69.7	$80.8

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
7.	Income Taxes
For the three months ended September 30, 2010, the company’s income tax expense was $120.0. This compared to an expense of $77.9 for the same period last year. For the nine months ended September 30, 2010, the company’s income tax expense was $476.7 (2009 — $35.8). The actual effective tax rate, including discrete items, for the three and nine months ended September 30, 2010 was 23 percent and 26 percent, respectively, compared to 24 percent and 5 percent for the three and nine months ended September 30, 2009.
The income tax expense for the nine months ended September 30, 2010 included the following discrete items:
•	To adjust the 2009 income tax provision to the income tax returns filed, an income tax expense of $18.2, $8.5 and $7.3 was recorded in the first, second and third quarters, respectively.

•	A future income tax expense of $6.3 as a result of US legislative changes to Medicare Part D adopted during the first quarter.

•	A current income tax expense of $8.2 for international tax issues pertaining to transfer pricing during the second quarter.

•	A future income tax recovery of $4.1 related to a second-quarter functional currency tax election by a subsidiary company for Canadian income tax purposes.
The income tax expense for the nine months ended September 30, 2009 included the following discrete items:
•	A future income tax recovery of $119.2 for a tax rate reduction resulting from an internal restructuring during the first quarter.

•	A current income tax recovery of $47.6 recorded in the first quarter that related to an increase in permanent deductions in the US from prior years, which had a positive impact on cash.

•	A future income tax expense of $24.4 related to a second-quarter functional currency tax election by the parent company for Canadian income tax purposes.

•	The benefit of a lower proportion of consolidated income earned in the higher-tax jurisdictions.
8.	Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2010 of 296,971,000 (2009 — 295,721,000). Basic net income per share for the nine months ended September 30, 2010 is calculated based on the weighted average shares issued and outstanding for the period of 296,492,000 (2009 — 295,467,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation is based on the number of shares that would be issuable based on period-to-date (rather than anticipated) performance, if the effect is dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended September 30, 2010 was 305,231,000 (2009 — 303,927,000) and for the nine months ended September 30, 2010 was 304,816,000 (2009 — 303,802,000).
9.	Comparative Figures
During the quarter ended March 31, 2010, prior period non-cash errors were identified pertaining to the computation of asset retirement obligations for the phosphate segment, specifically relating to mine reclamation costs. The adjustments are not material to the periods to which they relate. However, as correcting the errors in the first quarter would have materially distorted net income for the first quarter, the company has corrected them by revising the impacted balances in the relevant periods, with an adjustment to the opening balance recorded to opening retained earnings in the first period presented. The impact on the comparative figures presented in the company’s unaudited interim condensed consolidated financial statements was as follows:
•	Statements of financial position at December 31, 2009: increase liability for asset retirement obligations by $97.8 (of which $17.5 was included in payables and accrued charges), reduce future income tax liability by $36.9, reduce retained earnings by $60.9.

•	Statements of accumulated other comprehensive income and retained earnings at December 31, 2009: reduce retained earnings by $60.9.

•	Statements of operations and retained earnings for the three months ended September 30, 2009: increase cost of goods sold by $1.5, reduce income tax expense by $0.6; there was no impact on basic or diluted earnings per share.

•	Statements of operations and retained earnings for the nine months ended September 30, 2009: increase cost of goods sold by $4.5, reduce income tax expense by $1.8, reduce opening retained earnings by $53.8; basic and diluted earnings per share were reduced $0.01.

•	Statements of cash flow for the three months ended September 30, 2009: reduce net income by $0.9, increase adjustments to reconcile net income to cash provided by operating activities through reduction in provision for future income tax of $0.6 and increase in other long-term liabilities of $1.5; there was no net impact on cash flow for the period.

•	Statements of cash flow for the nine months ended September 30, 2009: reduce net income by $2.7, increase adjustments to reconcile net income to cash provided by operating activities through reduction in provision for future income tax of $1.8 and increase in other long-term liabilities of $4.5; there was no net impact on cash flow for the period.

•	Statements of comprehensive income for the three and nine months ended September 30, 2009: reduce net income and comprehensive income by $0.9 and $2.7, respectively.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Potash Operating Data
Production (KCl Tonnes — thousands)	1,263	626	5,450	2,292
Shutdown weeks (1)	17.1	28.1	35.1	116.7
Sales (tonnes — thousands)
Manufactured Product
North America	710	266	2,551	599
Offshore	1,187	748	3,714	1,283

Manufactured Product	1,897	1,014	6,265	1,882

Potash Net Sales
(US $ millions)
Sales	$637.2	$423.4	$2,170.4	$903.3
Less: Freight	40.1	16.8	142.9	34.1
Transportation and distribution	15.0	9.2	59.5	24.4

Net Sales	$582.1	$397.4	$1,968.0	$844.8

Manufactured Product
North America	$251.6	$111.0	$913.9	$311.5
Offshore	328.2	283.7	1,045.4	522.9
Other miscellaneous and purchased product	2.3	2.7	8.7	10.4

Net Sales	$582.1	$397.4	$1,968.0	$844.8

Potash Average Price per MT
North America	$354.12	$417.38	$358.19	$519.95
Offshore	$276.56	$379.24	$281.46	$407.57

Manufactured Product	$305.60	$389.24	$312.70	$443.34

(1)	Excludes planned routine annual maintenance shutdowns.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	521	479	1,460	1,092
P2O5 Operating Rate	88%	89%	82%	68%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	324	255	791	528
Fertilizer — Solid phosphates	437	334	945	877
Feed	170	143	483	396
Industrial	157	150	448	400

Manufactured Product	1,088	882	2,667	2,201

Phosphate Net Sales
(US $ millions)
Sales	$536.0	$357.4	$1,300.8	$1,012.0
Less: Freight	30.6	24.3	75.2	58.3
Transportation and distribution	13.5	13.9	31.3	34.8

Net Sales	$491.9	$319.2	$1,194.3	$918.9

Manufactured Product
Fertilizer — Liquid phosphates	$122.5	$68.1	$285.4	$155.8
Fertilizer — Solid phosphates	191.4	89.6	414.8	262.5
Feed	79.5	60.5	218.6	201.2
Industrial	91.7	95.7	255.8	286.5
Other miscellaneous and purchased product	6.8	5.3	19.7	12.9

Net Sales	$491.9	$319.2	$1,194.3	$918.9

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$378.20	$267.58	$360.65	$295.20
Fertilizer — Solid phosphates	$437.34	$267.71	$438.82	$299.01
Feed	$467.30	$424.69	$452.18	$508.70
Industrial	$585.50	$640.06	$571.89	$717.47

Manufactured Product	$445.77	$356.24	$440.37	$411.72

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Nitrogen Operating Data
Production (N Tonnes — thousands)	601	658	2,052	1,938
Average Natural Gas Production Cost per MMBtu	$5.03	$3.70	$4.91	$3.72
Sales (tonnes — thousands)
Manufactured Product
Ammonia	459	457	1,350	1,386
Urea	302	367	970	1,092
Nitrogen solutions/Nitric acid/Ammonium nitrate	528	553	1,609	1,357

Manufactured Product	1,289	1,377	3,929	3,835

Fertilizer sales tonnes	470	584	1,495	1,638
Industrial/Feed sales tonnes	819	793	2,434	2,197

Manufactured Product	1,289	1,377	3,929	3,835

Nitrogen Net Sales
(US $ millions)
Sales	$401.8	$318.3	$1,255.2	$962.3
Less: Freight	10.4	12.6	32.3	37.8
Transportation and distribution	9.4	13.2	32.0	41.8

Net Sales	$382.0	$292.5	$1,190.9	$882.7

Manufactured Product
Ammonia	$162.5	$104.2	$486.9	$319.0
Urea	91.4	100.7	312.8	315.2
Nitrogen solutions/Nitric acid/Ammonium nitrate	96.1	75.7	295.6	217.9
Other miscellaneous and purchased product	32.0	11.9	95.6	30.6

Net Sales	$382.0	$292.5	$1,190.9	$882.7

Fertilizer net sales	$118.6	$121.7	$396.7	$387.9
Industrial/Feed net sales	231.4	158.9	698.6	464.2
Other miscellaneous and purchased product	32.0	11.9	95.6	30.6

Net Sales	$382.0	$292.5	$1,190.9	$882.7

Nitrogen Average Price per MT
Ammonia	$354.05	$228.26	$360.69	$230.17
Urea	$302.45	$274.14	$322.40	$288.58
Nitrogen solutions/Nitric acid/Ammonium nitrate	$181.91	$136.78	$183.77	$160.60

Manufactured Product	$271.40	$203.73	$278.79	$222.19

Fertilizer average price per MT	$252.44	$208.31	$265.36	$236.82
Industrial/Feed average price per MT	$282.28	$200.36	$287.05	$211.28

Manufactured Product	$271.40	$203.73	$278.79	$222.19

Exchange Rate (Cdn$/US$)

	2010	2009

December 31		1.0466
September 30	1.0298	1.0722
Third-quarter average conversion rate	1.0407	1.1123

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except percentage amounts)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. Management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.	EBITDA, ADJUSTED EBITDA AND EBITDA MARGIN
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009(1)	2010	2009(1)

Net income	$402.7	$247.9	$1,323.9	$741.5
Income taxes	120.0	77.9	476.7	35.8
Interest expense	16.5	31.1	69.7	80.8
Depreciation and amortization	96.4	83.4	297.4	227.5

EBITDA	635.6	440.3	2,167.7	1,085.6
Gain on disposal of auction rate securities	—	—	—	(115.3)

Adjusted EBITDA	$635.6	$440.3	$2,167.7	$970.3

(1)	Certain of the prior periods’ figures have been corrected as described in Note 9.
EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, certain gains and losses on disposal of assets and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments and certain gains and losses on disposal of assets. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Sales	$1,575.0	$1,099.1	$4,726.4	$2,877.6
Freight	(81.1)	(53.7)	(250.4)	(130.2)
Transportation and distribution	(37.9)	(36.3)	(122.8)	(101.0)

Net sales	$1,456.0	$1,009.1	$4,353.2	$2,646.4

Net income as a percentage of sales	25.6%	22.6%	28.0%	25.8%
EBITDA margin	43.7%	43.6%	49.8%	41.0%
EBITDA margin is calculated as EBITDA divided by net sales (sales less freight and transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight and transportation and distribution costs are incurred and valued independently of sales. Management evaluates these expenses individually on the consolidated statements of operations.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.	CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Cash flow prior to working capital changes	$399.6	$359.8	$1,629.8	$847.4

Changes in non-cash operating working capital
Receivables	(174.8)	(139.0)	174.6	52.9
Inventories	146.8	9.4	117.1	70.5
Prepaid expenses and other current assets	(12.8)	44.4	(44.7)	(9.2)
Payables and accrued charges	145.0	46.2	322.3	(605.8)

Changes in non-cash operating working capital	104.2	(39.0)	569.3	(491.6)

Cash provided by operating activities	$503.8	$320.8	$2,199.1	$355.8
Additions to property, plant and equipment	(504.6)	(424.5)	(1,394.1)	(1,190.2)
Other assets and intangible assets	(2.2)	(25.6)	(27.7)	(36.1)
Changes in non-cash operating working capital	(104.2)	39.0	(569.3)	491.6

Free cash flow	$(107.2)	$(90.3)	$208.0	$(378.9)

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.